REAL PROPERTY PURCHASE AGREEMENT

DATE:	October 6, 2006

SELLER:	AZCO Mining, Inc., a Delaware corporation
Attention: Pierce Carson
7239 North El Mirage Road
Glendale, Arizona 85307
Facsimile: (623) 935-0781

BUYER:	Muzz Investments, LLC, an Arizona limited liability company
Attention: Michael S. Musulin
15770 North Greenway/Hayden Loop, Suite 104
Scottsdale, Arizona 85260

ESCROW AGENT:	TSA Title Agency
2821 East Camelback Road, Suite 600
Phoenix, Arizona 85018
ESCROW NUMBER:	24060545
ESCROW OFFICER:	Linda Decker
PURCHASE PRICE:	One Million Seven Hundred Twenty-Five Thousand Dollars
($1,725,000.00)
PROPERTY LOCATION:	7239 North El Mirage Road, Glendale, Arizona

     This Agreement is made and entered into this 6th day of October, 2006, in Phoenix, Arizona, by and between Muzz Investments, LLC, an Arizona limited liability company (hereinafter “Buyer”), and AZCO Mining, Inc., a Delaware corporation (hereinafter “Seller”).

RECITALS

     A. Seller owns an undivided sixty percent (60%) interest in the real property consisting of approximately five (5) acres and the building and improvements thereon. The street address of the property is at 7239 North El Mirage Road, City of Glendale, County of Maricopa, State of Arizona. The legal description which is attached hereto as Schedule A and incorporated herein by this reference, which real property is hereinafter referred to as the “Real Property.”

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     B. Seller intends to sell to Buyer, and Buyer intends to purchase from Seller, all of Seller’s right, title and interest in the Real Property upon the terms and conditions set forth hereinbelow.

     NOW, THEREFORE, in consideration of the mutual covenants to be kept and performed by the parties hereto and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

     1. Agreement for Sale. Seller agrees to sell and Buyer agrees to purchase Seller’s undivided sixty percent (60%) interest in the Real Property. The Real Property is being sold on an undivided interest basis, and not as an entire parcel and not by the square foot. There shall be no adjustment in price for any deviation from the square footage from that represented to any party.

     2. Purchase Price. The purchase price for the Real Property is One Million Seven Hundred Twenty-Five Thousand Dollars ($1,725,000.00) (hereinafter the “Purchase Price”). Pursuant to the Triple Net Lease for Industrial Land and Building dated January 11, 2002, attached as Exhibit B, Seller, as tenant, is indebted to Buyer in excess of One Million Seven Hundred Twenty-Five Thousand Dollars ($1,725,000.00) . Seller is transferring its undivided sixty percent (60%) interest in the Real Property to Buyer in consideration for One Million Seven Hundred Twenty-Five Thousand Dollars ($1,725,000.00), in partial satisfaction of the debt owed to Buyer by Seller.

     3. Covenants and Restrictions.

          3.1 Seller represents and warrants that, to the best of its knowledge, the covenants, agreements, or other contractual limitations which may limit Buyer’s use of the Real Property will be disclosed in the title report from TSA Title Agency. The current zoning for the property is Rural (R-43).

          3.2 Seller represents and warrants to and covenants with Buyer that Seller will have good and defensible title in fee to the Real Property on or before the date of Close of Escrow, free and clear of all financial liens, by, through, or under Seller, except only for those liens and encumbrances set forth in the title report from TSA Title Agency, and that, as of the Close of Escrow, no other party shall have any rights in the Real Property.

          3.3 Except as reflected in the preliminary title report at the time of execution of this Agreement, there are no claims, actions, suits, or other proceedings pending or threatened by any governmental department or agency or any other corporation, partnership, entity, or person whomsoever, nor any voluntary actions or proceedings contemplated by Seller, which in any manner or to any extent may detrimentally affect Buyer’s right, title, or interest in and to the

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Real Property or the value of the Real Property or Seller’s ability to perform Seller’s obligations under this Agreement.

          3.4 Seller owns an undivided sixty percent (60%) in the Real Property in fee simple absolute, subject only to the matters reflected in the preliminary title report.

          3.5 There is no pending or threatened condemnation or similar proceeding affecting any part of the Real Property, and Seller has not received any notice of any such proceeding and has no knowledge that any such proceeding is contemplated.

          3.6 No work has been performed or is in progress at the Real Property and no materials have been furnished to the Real Property which might give rise to mechanic’s, materialmen’s, or other liens against any part of the Real Property.

          3.7 Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order, or judgment.

          3.8 There are no parties in adverse possession of the Real Property; there are no parties in possession of the Real Property except Seller and the holders of the Leases; and no party has been granted any license, lease, or other right relating to the use or possession of the Real Property other than the holders of the Leases.

          3.9 There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other laws for relief of debtors contemplated or filed by Seller or pending against Seller or affecting or involving the Real Property.

          3.10 There is no default, nor has any event occurred which with the passage of time or the giving of notice or both would constitute a default in any contract, mortgage, deed of trust, lease, or other instrument which relates to the Real Property or which affects the Real Property in any manner whatsoever.

          3.11 There are no contracts or other obligations outstanding for the sale, exchange, or transfer of all or any part of the Real Property.

          3.12 There are no written modifications of the Leases other than those which have been provided to Buyer. The Leases have not been modified by any oral agreements.

          3.13 There are no violations of laws, rules, regulations, ordinances, codes, covenants, conditions, restrictions, instructions, or agreements applicable to the Real Property. Seller has not received notices from any insurance companies, governmental agencies, or any other person with respect to violations concerning the Real Property. If any notices of violations are received prior to Close of Escrow, Seller shall immediately submit copies to Buyer and Buyer’s review and acceptance shall be a condition precedent to Close of Escrow.

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          3.14 Seller has taken all actions necessary to protect and preserve all grandfathered water rights with respect to the Real Property.

          3.15 Neither Seller nor, to the best of Seller's knowledge, any other person has ever caused or permitted any Hazardous Material to be placed, held, located, or disposed of on, under, or at the Real Property or any part thereof or from the Real Property or any part thereof into the atmosphere or any watercourse, body of water, or wetlands and neither the Real Property nor any part thereof nor any adjoining real property has ever been used (whether by Seller or, to the best of Seller's knowledge, by any other person) as a treatment, storage, or disposal (whether permanent or temporary) site for any Hazardous Material. For purposes of this Agreement, "Hazardous Material" means and includes any petroleum product and any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act; any so-called "Superfund" or "Superlien" law; the Toxic Substances Control Act; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance, or material, as now or at any time hereafter in effect; and asbestos or any substance or compound containing asbestos, PCB's, or any other hazardous, toxic, or dangerous waste, substance, or material. The Real Property does not contain and never has contained any underground tanks.

          Seller hereby indemnifies Buyer and agrees to pay, defend, and hold Buyer harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses, and claims of any and every kind whatsoever, including reasonable attorneys' fees paid, incurred or suffered by, or asserted against, Buyer for, with respect to, or as a direct or indirect result of, the presence on or under the Real Property as of the Close of Escrow of any Hazardous Material, or the escape, seepage, leakage, spillage, discharge, emission, or release from the Real Property into or upon any land, the atmosphere, or any watercourse, body of water, or wetland of any Hazardous Material present on the Real Property as of the Close of Escrow, including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material. 6

          3.16 Seller shall have performed fully and complied with the Agreements required to be performed or complied with by it prior to at the Close of Escrow, including satisfaction of the requirements contained in the Requirements section or Schedule B of the preliminary title report referred to in this Agreement.

          3.17 Seller will not at any time prior to Close of the Escrow grant to any person an interest in the Property.

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          3.18 Seller will cooperate with Buyer at any time prior to the Close of Escrow join in, consent to, request, or apply for any change in the current zoning, if needed, with respect to the Property.

          3.19 Seller expressly warrants that there is access to and from the Real Property to a public street or highway.

          3.20 Seller represents and warrants that it is a Delaware corporation in good standing and that it and its Officer undersigned have the authority to enter into this transaction and to execute all documents related to this transaction.

          3.21 The property is, as of the date of this Agreement, zoned Rural (R-43) by the County of Maricopa. Seller will use its best efforts to assist Buyer in obtaining a zoning reclassification which will permit use of the premises for and Industrial zoning classification. Seller shall engage qualified legal counsel to provide representation to Buyer to make application to the proper authorities to change the zoning. Seller shall pay all costs of such representation including reasonable attorney’s fees and costs. This zoning change application will be filed with the proper authorities within thirty (30) days following Close of Escrow.

     4. Payment; Feasibility Period.

          4.1 Earnest Money. Not required.

          4.2 Payment of Purchase Price at the Close of Escrow. Buyer shall credit to Seller's debt owed to Buyer the amount of the Purchase Price, which is One Million Seven Hundred Twenty-Five Thousand Dollars ($1,725,000.00), less closing costs.

          4.3 Inspections. Buyer shall have the right and option before the Close of Escrow to perform such inspections, tests, studies, and analyses as it deems necessary or appropriate.

     5. Title, Survey, and Escrow.

          5.1 Conveyance by General Warranty Deed. Seller shall duly execute, acknowledge, and deliver to Escrow Agent, for recordation upon close of escrow, a General Warranty Deed on Escrow Agent’s standard form, conveying an undivided interest in the Real Property to Buyer.

          5.2 Affidavit of Value. Buyer and Seller shall execute, acknowledge and deliver to Escrow Agent the Affidavit of Real Property Value required by Arizona Rev. Statutes, §11-1134.

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          5.3 Title Insurance. As a condition of Buyer’s obligation to close Escrow, TSA Title Agency shall be prepared to issue to issue its standard coverage owner’s policy of title insurance, insuring fee title to the Real Property in the amount of the Purchase Price, free and clear of all liens and encumbrances, subject only to the standard exceptions in the policy and to matters in Schedule B of the Preliminary Title Report to be prepared by TSA Title Agency and approved as follows: Seller shall cause (1) an ATLA boundary survey of the Real Property (the “Survey”) to be delivered to Buyer before the Close of Escrow and (2) TSA Title Agency to deliver to Seller and Buyer a title commitment for the Real Property (the “Title Commitment”) together with all Schedule B documents. Buyer shall advise Seller within five (5) days of receipt of each such item which Survey items or exceptions to the Title Commitment, if any, will not be accepted by the Buyer. If Buyer fails to give Seller notice of any objections to the Title Commitment or the Survey within such period, Buyer shall be deemed to have accepted and approved the condition of the Survey and the title as reflected in the Title Commitment. Seller shall have five (5) days after receipt of Buyer’s objections, if any, to give Buyer notice: (i) that Seller will remove any objectionable exceptions from the Title Commitment and provide Buyer with evidence satisfactory to Buyer of such removal, or provide Buyer with evidence satisfactory to Buyer that the exceptions will be removed prior to the Close of Escrow, or (ii) that Seller elects not to cause such exception to be removed. If Seller fails to give notice to Buyer within such period, Seller will be deemed to have given notice to Buyer under clause (ii) on the fifth (5th) day after Seller’s notice of objection. If Seller gives or is deemed to have given notice under clause (ii), Buyer shall have five (5) days to proceed with the purchase and take the Real Property subject to the exceptions with no reduction in the Purchase Price or to terminate this Agreement. If Buyer fails to give notice of its election within five (5) days, then Buyer shall be deemed to have elected to terminate this Agreement. If Seller gives notice pursuant to clause (i), but fails to remove the objectionable title exception from the Title Commitment prior to Close of Escrow, and the Buyer is unwilling to take title subject thereto, then Buyer may elect to terminate this Agreement, and the Earnest Money, together with any interest accrued thereon, shall be repaid to Buyer, and the parties shall be excused from further performance hereunder.

          5.4 Opening and Close of Escrow. Upon executing this Agreement by Buyer and Seller, escrow shall be opened at TSA Title Agency, 2821 East Camelback Road, Suite 600, Phoenix, Arizona 85018, Attention: Linda Decker (hereinafter the “Escrow Agent”). “Opening of Escrow” shall occur on or before October 9, 2006 by delivery of a fully executed Agreement to the Escrow Agent. “Close of Escrow” shall occur as soon as possible but not later than November 3, 2006.

          5.5 Charges. All real property taxes, general and special bonds or improvements, assessments, and other public or governmental charges or assessments, liens, or encumbrances against the Real Property, including assessments, liens, or encumbrances for sewers, water, drainage, or other public improvements, accruing prior to the Close of Escrow shall be paid in full by the Seller, whether or not such assessments or charges have been levied as of the Close of Escrow. Real property taxes relating to the current tax year shall be prorated between Seller and Buyer as of Close of Escrow, based upon the Buyer’s undivided interest in

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the Real Property and the portion of the real property taxes for the tax parcels included within the Real Property and upon the latest estimates available for the amount of taxes that will be due and payable with respect to the real property.

          5.6 Expenses of Escrow. Title insurance premiums and all other costs or expenses of escrow shall be paid as follows: Seller shall pay the premium for a standard owner’s policy of title insurance in the amount of the Purchase Price. In the event Buyer elects to obtain an extended coverage owner’s policy of title insurance, Buyer shall pay for the increased premium for an extended coverage owner’s policy of title insurance and the cost of any endorsements which the Buyer may require, but Buyer shall not delay the Close of Escrow or increase any amount to be paid by Seller hereunder. The cost of recording the General Warranty Deed to Buyer and any loan fees or recording fees for loan documents shall be paid by Buyer. All expenses of Escrow and Closing, including other recording fees, shall be allocated to and paid by Seller and Buyer in accordance with the manner in which such costs are customarily paid by such parties in sales of similar property in Maricopa County, Arizona, provided, however, that each party shall pay its own attorneys fees.

     6. Conditions Precedent.

          6.1 Seller must obtain a termination of Arizona Secretary of State UCC Financing Statement No. 200212220745 wherein Lawrence G. Olson is the Secured Party and Seller is the Debtor.

          6.2 The property is, as of the date of this Agreement, zoned Rural (R-43) by the County of Maricopa. Seller will use its best efforts to assist Buyer in obtaining a zoning reclassification which will permit use of the premises for and Industrial zoning classification. Seller shall engage qualified legal counsel to provide representation to Buyer to make application to the proper authorities to change the zoning. Seller shall pay all costs of such representation including reasonable attorney’s fees and costs. This zoning change application will be filed with the proper authorities within thirty (30) days following Close of Escrow.

          6.3 Seller must remove all five-gallon open containers on the east side of the property that contain oil.

          6.4 Seller must remove all buckets, barrels, and containers of laboratory chemicals from the property. There are numerous containers of chemical solutions stored outside; including Nitric Acid, Hydroxides, Acetone, and related chemicals apparently used in the laboratory.

          6.5 Seller must remove all petroleum product contaminated soils, resulting from diesel storage tank.

          6.6 Seller must remove Mica mine tailings from the property.

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          6.7 Seller must remove all five-gallon open containers containing oil on the east side of the property

          6.8 Seller must remove the 55-gallon drums on the east side of the property as well as the five-gallon containers, including but not limited to those that contain small lab bottles.

          6.9 Provide explanation of the use of the acids, bases, pH buffers, surfactants and flocculants in the dry lab located inside the office building. Provide explanation of how AZCO disposed of the waste samples.

          6.10 Fill the discharge pond on eastern side of the property with clean soil or gravel and grade the area of the pond, or alternatively, obtain a storm water permit for the pond.

          6.11 Seller shall provide to Buyer a Certified Resolution that all actions of Seller, its shareholders or its Board of Directors necessary to authorize the transactions contemplated by this Agreement, have been taken and that the Officer who executes this Agreement is duly and properly authorized to do so on behalf of Seller.

          6.12 Seller must obtain Release and Reconveyance under the Deed of Trust recorded in Maricopa County, Recording No. 97-314515, wherein American Sand and Rock, Inc. is the Trustor and Keith Kerr is the Beneficiary.

          6.13 Seller must obtain Release and Reconveyance under the Deed of Trust recorded in Maricopa County, Recording No. 02-0699338, wherein AZCO Mining, Inc. is the Trustor.

          6.14 Seller must issue to Buyer, in proper form and in accordance with the Exercise of Common Stock Purchase Warrant dated contemporaneously, a duly executed Stock Certificate for Two Million Five Hundred Fifty Thousand (2,550,000) shares of AZCO Mining, Inc. stock.

     In the event that any of the foregoing conditions precedent are not satisfied by the party responsible for satisfying it and is not waived by the other party, the other party shall have the right to terminate this Agreement effective immediately upon notice to the party who did not satisfy the condition precedent and to the Escrow Agent.

     7. Removal of Seller's Trade Fixtures and Machinery.

          A. Within ninety (90) days following the Close of Escrow, Seller shall be required to remove only that manufacturing equipment which is proprietary to its mining, refinement and storage of raw mineral material or finished product, within the main operations building (Approx. 23,000 S.F.) as well as any specialized switching gear, panels and computers installed to support the processing equipment. Prior to the Close of Escrow, Seller and Buyer

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shall review and agree upon the specific equipment to be removed. All equipment referred to above shall be electrically disconnected at the point where electrical service enters the equipment and the electrical wiring, service panel and conduit and outlets will be left in the building. All equipment disconnects shall be performed by a licensed, bonded and insured electrician and all electrical equipment and fixtures described below that remain attached to the premises shall be left in a safe and non-hazardous condition.

          B. All electrical related equipment inside and outside of the main manufacturing building including but, not limited to, transformers, meters, service entry panels and housings, main disconnects and hard conduit lines including wiring shall remain attached to the premises shall belong to Muzz Investments, LLC. In addition, within said building, the overhead monitoring and control station structure shall remain with the premises.

          C. In the event, at the end of the ninety (90) day period following the Close of Escrow, Seller has not removed the manufacturing equipment in its entirety from the main operations building, then Seller shall have the right to extend the ninety (90) day period for an additional six (6) months, on a month-to-month basis, by giving written notice of extension to Buyer, along with a check in the sum of Twenty-Five Thousand Dollars ($25,000.00) for each month the extension is requested. In the event Buyer does not receive written notice of extension and a check in the sum of Twenty-Five Thousand Dollars ($25,000.00) from Seller before the first of each month, the Seller’s right to the equipment shall cease and the equipment shall become the exclusive property of Buyer.

     8. Removal of Scrap Metal and Debris. Seller shall be responsible to remove all metal objects and non-attached personal property from the premises within ninety (90) days following the Close of Escrow. Any personal property or fixtures remaining on the premises ninety (90) days following the Close of Escrow shall be disposed of by Muzz Investments, LLC. Buyer reserves the right to physically inspect the premises prior to Close of Escrow in order to accept or reject Seller's removal of these items from the property.

     9. Repair of Roof. Seller shall repair the roof on the office building to eliminate water leakage, including the leakage on the base of the walls, which is most apparent on the east side of the building. Seller acknowledges that the building may need new trenching and drainage, which may include cutting concrete away from the side of the building. Seller agrees that it will take all necessary steps to repair building water damage caused by the leakage.

     10. Water Rights/ Well Registration. At Close of escrow, Seller shall, without further act, be deemed to have assigned, transferred, and conveyed to Buyer all of the grandfathered water rights with respect to the Real Property, and Seller agrees, if so requested by Buyer, to make, execute, and deliver an assignment or deed to such rights in such form as Buyer may reasonably require at or after Close of Escrow.

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     11. Possession by Buyer.

          A. Right to Possession. The right to possession of the Real Property shall pass to Buyer upon the Close of Escrow. Prior to Close of Escrow, all risk of loss and damage to the Real Property from whatever source or cause shall be the sole responsibility of Seller.

          B. Temporary Occupancy by Seller. Seller shall have the right to continue to occupy the office building for a period of ninety (90) days following Close of Escrow and for any additional period during which an extension under Section 7 may be in effect. Any personal property remaining on the premises following the period of occupancy as provided in this Section shall be disposed of by Buyer.

     12. Plans and Environmental Report. Within five (5) days of executing this Agreement, Seller shall deliver to Buyer a copy of each environmental report, survey, plan, or other architectural renderings performed on the Real Property which is in Seller’s possession. These reports are supplied to Buyer as a courtesy, and Seller makes no warranty or representation as to their accuracy or completeness or as to Buyer’s ability to rely thereon. Seller recommends that Buyer conduct its own independent evaluation of the accuracy of any environmental report, survey, plan, or other architectural renderings supplied to Buyer by Seller.

     13. Inspection and Information.

          13.1 Independent Inspection. Buyer acknowledges that it has independently inspected the Real Property and has made and entered into this Agreement based upon its own inspection and its own examination of the condition of the Real Property.

          13.2 Information. Buyer acknowledges that any and all real property tax information, engineering data, feasibility or marketing reports, soil reports, or other information of whatever type Buyer has received or may receive from Seller or its agents is furnished on the express condition that Buyer shall make its own independent verification of the accuracy of such information. Buyer agrees that it shall not attempt to assert any liability against Seller or its agents for furnishing this information, and Buyer hereby covenants and agrees to indemnify and hold harmless Seller and its agents from any and all such claims of liability.

          13.3 No Warranties. No person acting on behalf of Seller or Buyer is authorized to make, and Seller and Buyer acknowledge that neither Seller nor Buyer has made, any warranty, representation, guarantee, or promise, except as set forth herein and in the documents described in Article 6. No agreement, statement, representation, or promise made by Seller or Buyer which is not contained herein or in the documents described in Article 6, shall be valid or binding upon Seller or Buyer. The only representations or warranties with the respect to the subject matter of this transaction, either express or implied by law, are set forth herein and in the documents described in Article 6, and Buyer and Seller each waive any right to any warranty implied by law.

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     14. Remedies.

          14.1 Seller’s Remedies. If Buyer defaults in Buyer’s obligation herein, Seller shall be entitled to cancel this Escrow.

          14.2 Buyer’s Remedies. If Seller defaults in Seller’s obligation to sell the Real Property within the time and in the manner prescribed in this Agreement, Buyer’s sole and exclusive remedy is either to (i) cancel and terminate this Agreement, whereupon the Earnest Money shall be repaid to Buyer, and Buyer shall be released from all obligations in law and in equity to purchase the Real Property from Seller, or (ii) enforce specific performance of this Agreement.

     15. Notices. All notices or other communications made pursuant to this Agreement shall be in writing and shall be deemed properly delivered, given, or served when either (i) personally delivered against a signed receipt of delivery, (ii) mailed by certified mail or registered mail, postage prepaid, (iii) sent via reputable overnight delivery carrier, such as FedEx, or (iv) sent via facsimile transmission to the parties as follows:

To Seller:	AZCO Mining, Inc.
Attention: Pierce Carson
7239 North El Mirage Road
Glendale, AZ 85307
Facsimile: (623) 935-0781

With a copy to:	James Benham, Esq.
7321 North 16th Street
Phoenix, Arizona 85020
Facsimile: (602) 262-2943

To Buyer:	Muzz Investments, LLC
Attention: Michael S. Musulin
15570 North Greenway/Hayden Loop, Suite 104
Scottsdale, Arizona 85260
Facsimile: (480) 348-7459

All notices so given shall be deemed effective upon receipt or rejection at the address of addressee if sent in accordance with this (i), (ii), or (iii) of this paragraph or upon transmission if sent in accordance with (iv) of this paragraph. Either party may change its address or facsimile number for the purpose of this paragraph by giving the other party three days’ written notice of the change in the manner provided by this paragraph.

     16. Real Estate Broker. Buyer represents and warrants that its Member and Manager, Michael S. Musulin, is a licensed real estate sales person in the State of Arizona. Seller and Buyer represent and warrant that they have not used a broker or realtor in connection

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with this transaction. Each party hereby indemnifies the other and shall hold the other harmless from and against any claims arising from the breach of any warranty or representation of this paragraph.

     17. Assignments and Binding Effect. Buyer shall not assign this Agreement or any interest herein without Seller’s written consent, which consent shall not be withheld unreasonably. If Seller consents to an assignment by Buyer, Buyer shall sell, assign, and transfer to Assignee all of Buyer’s right, title, and interest to and in this Agreement. Assignee, by executing an assignment approved by Seller, accepts all of Buyer’s interest in this Agreement and agrees to perform all of Buyer’s obligations according to the terms and conditions of this Agreement. This Agreement is binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties. Notwithstanding the above, Buyer may assign this Agreement at any time and without Seller’s consent to an entity owned or controlled by Buyer.

     18. Entire Agreement. Subject to the conditions precedent set forth in Article 6 of this Agreement, this instrument constitutes the entire agreement between the parties. Neither party shall be bound by any terms, conditions, statements, or representations, oral or written, not herein contained. Each party hereby acknowledges that in executing this Agreement, he or it has not been induced, persuaded, or motivated by any promise or representation made by the other party, unless expressly set forth herein. All previous negotiations, statements and preliminary instruments by the parties or their representatives are merged in this Agreement.

     19. Amendments. This Agreement may be amended only by a written document signed by each party to this Agreement.

     20. Further Documents. Seller and Buyer shall expeditiously, diligently and with good faith take such steps as are necessary to consummate the transaction contemplated herein with all due haste and will fully cooperate and assist each other in such matters as the context hereof dictates. Further, the parties themselves or through and by their agents, shall execute and deliver any and all further documents required to Close Escrow.

     21. Counterparts. This Agreement may be executed in counterpart, each of which shall be deemed an original but all of which together shall constitute one Agreement.

     22. Severability. Should any term, part, or provision of this Agreement or any document required herein to be executed or delivered at Closing be declared void, invalid, or unenforceable by any Court of competent jurisdiction, all remaining terms, parts, or provisions shall remain valid and enforceable.

     23. Time is of the Essence. Except as otherwise specifically stated in this Agreement, the parties agree and acknowledge that time is of the essence in each and every provision of this Agreement.

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     24. Survival. The provisions of this Agreement survive the Close of Escrow.

     25. Exhibits. All exhibits and schedules attached hereto or referred to herein are incorporated herein by this reference and made a part of this Agreement as if set forth fully in the body of this Agreement.

     26. Applicable Law. This Agreement shall be construed under and subject to the laws in effect in the State of Arizona.

     27. Interpretations.

          27.1 Construction. The parties agree and acknowledge that each party and its counsel have negotiated, reviewed, and revised this Agreement and that any rule that ambiguities in the Agreement be construed against the drafting party shall not apply in the interpretation of this Agreement or any amendments, exhibits, or schedules hereto.

          27.2 Interpretation. In this Agreement, the neuter gender includes the masculine and the feminine, and the singular number includes the plural, and the words “person” and “party” include corporation, partnership, individual, form, trust, or association wherever the context so requires.

          27.3 Recitals and Captions. The recitals and captions of the paragraphs and subparagraphs of this Agreement are for the convenience and reference of the parties only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation or construction of the provisions of this Agreement.

     28. No Recordation. Seller and Buyer agree that this Agreement shall not be recorded, but that a memorandum of this Agreement may be recorded at the request of any party.

     29. Condition of Property. From the Opening of Escrow until the Close of Escrow, Seller shall refrain from further encumbering, licensing, granting any easements, rights of way, or other encroachments or contracting to do so, provided, however, that Seller may be allowed to engage in this activity with the written consent of Buyer, which consent shall not be unreasonably withheld.

     30. Escrow Instructions. This Agreement shall constitute the Escrow Agent’s instructions.

     31. Legal Representation and Attorneys Fees. It is hereby acknowledged by all parties to this Agreement that this Agreement is being prepared by the law firm of Moore, Benham, Marshall & Beaver, PLLC, on behalf of the Seller. Seller shall be responsible for paying any and all legal fees related to this transaction to Moore, Benham, Marshall & Beaver, PLLC. Inasmuch as Moore, Benham, Marshall & Beaver, PLLC has performed legal services for Buyer on other, unrelated matters, Buyer consents to Moore, Benham, Marshall & Beaver, PLLC representing only

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the Seller in this matter and waives any and all real or potential conflicts of interest. Buyer has been informed and is aware and acknowledges that it has been advised that it has every legal right to seek its own independent counsel and has had the opportunity to do so. In the event of any litigation between the parties hereto to enforce any provision or right arising herein, the unsuccessful party in such litigation, as determined by the Court, agrees to pay the successful party, as determined by the Court, all costs and expenses, including, but not limited to, reasonable attorneys fees incurred by the successful party, which fee is to be determined by the Court.

     IN WITNESS WHEREOF, this Agreement was executed by the parties on the dates set forth below.

SELLER:	BUYER:
AZCO MINING, INC., a Delaware	MUZZ INVESTMENTS, LLC,
corporation	an Arizona limited liability company
By: /s/ W. Pierce Carson	By: /s/ Michael S.Musulin
W. Pierce Carson, CEO	Michael S. Musulin, Manager

Date: October 6, 2006	Date: October 6, 2006

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SCHEDULE “A”
REAL PROPERTY DESCRIPTION

The West 1089.61 feet as measured on the South boundary line of this parcel, of the South 200 feet, as measured on the West line of Section 1 of the South 595 feet of the Northwest quarter of the Southwest quarter of Section 1, Township 2 North, Range 1 West of the Northwest quarter of the Southwest quarter of Section 1, Township 2 North, Range 1 West of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

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